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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on October 2, 2003

Registration Statement No. 333-108438

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
To
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IBIS TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2987600 (I.R.S. Employer Identification Number)

32 Cherry Hill Drive, Danvers, MA 01923, (978) 777-4247
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Martin J. Reid
President and Chief Executive Officer

Ibis Technology Corporation
32 Cherry Hill Drive
Danvers, Massachusetts 01923
978-777-4247
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Lawrence H. Gennari, Esq.
Gadsby Hannah LLP
225 Franklin Street
Boston, Massachusetts 02110
Telephone: (617) 345-7000
Telecopy: (617) 345-7050

        Approximate date of commencement of proposed sale to public:    From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐                   .

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐                   .

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)

Common Stock, $0.008 par value per share(5)	$17,420,000	$1,409.28

Total	$17,420,000	$1,409.28

(1)
There are being registered hereunder up to 2,000,000 shares of common stock which shall have an aggregate initial offering price of $17,420,000.

(2)
In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(3)
The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(5)
The aggregate amount of common stock registered hereunder is limited, with respect to at the market offerings, to that which is permissible under Rule 415(a)(4) under the Securities Act.

        The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to Completion, dated October 2, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

IBIS TECHNOLOGY CORPORATION

2,000,000 Shares of Common Stock

        We have registered up to 2,000,000 shares of common stock for sale to the public. We will specify in the accompanying prospectus supplement the price of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement. The underwriters or agents shall not be required to sell any specific number or dollar amount of securities, but will use their best efforts to sell the securities offered.

        Our common stock is listed on the Nasdaq National Market under the symbol "IBIS." On September 30, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $12.55 per share.

Investing in our securities involves risks. See "Risk Factors" on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated                        , 2003.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the Common Stock described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the price of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

IBIS TECHNOLOGY CORPORATION

        Ibis Technology Corporation ("Ibis") develops, manufactures and markets SIMOX-SOI implantation equipment and wafers for the worldwide semiconductor industry. SIMOX, which stands for Separation by IMplantation of Oxygen, is a form of silicon-on-insulator, or SOI, technology that creates an insulating barrier below the top surface of a silicon wafer. Our proprietary oxygen implanters produce SIMOX-SOI wafers by implanting oxygen atoms just below the surface of a silicon wafer to create a very thin layer of silicon dioxide between the thin operating region of the transistor at the surface and the underlying silicon wafer itself. The buried layer of silicon dioxide acts as an insulator for the devices fabricated on the surface of the silicon wafer and reduces the electrical current leakage which otherwise slows integrated circuit performance and increases the loss of power during circuit operation. Through this process our customers can produce integrated circuits, which we believe, offer significant advantages over circuits constructed on conventional silicon wafers. These advantages include:

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  substantially improved speed for microprocessors and other logic integrated circuits,

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  reduced power consumption,

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  reduced soft error rate, and

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  higher temperature operation.

        We believe these characteristics make SIMOX-SOI wafers, and the finished integrated circuits, well-suited for many commercial applications, including:

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  servers and workstations,

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  notebook and desktop computers,

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  wireless communications and battery powered feature rich hand held devices and cell phones,

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  integrated optical components, and

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  harsh-environment electronics.

        When Ibis began operations in 1988, much of our revenue was derived from research and development contracts and sales of wafers for military applications. Over the years, there was a shift in revenue to sales of SIMOX-SOI wafers for commercial applications and the nature of our business has evolved through stages where sometimes our revenues resulted primarily from selling wafers for evaluation purposes, and sometimes our revenue was generated primarily from equipment sales. This is a normal path to follow while developing and promoting a fundamental new technology, especially when it relates to the semiconductor industry embracing any change that affects fabrication operations. This trend is expected to continue in the near-term as our customers continue to sample SOI and the early adopters work to achieve stable production processes and enter pilot production. We believe that we are in the technology rollout stage of our corporate life cycle with respect to our i2000 SIMOX-SOI implanters.

        Our fundamental SIMOX-SOI technology has been developed, refined, and proven over the last dozen years. In 2002, we introduced the next generation of SIMOX-SOI technology, which included our second-generation oxygen implanter (i2000) and the modified low dose ("MLD") SIMOX wafer process, licensed to us by IBM. We believe the ability of the i2000 implanter to produce eight and twelve inch (or 200 and 300 mm) SIMOX-SOI wafers coupled with the MLD process positions us to capitalize on the growing SOI market. In September 2002, we received an order valued at approximately $8 million for an i2000 oxygen implanter from a major semiconductor manufacturer. During the second quarter ended June 30, 2003, our largest customer accepted the i2000 implanter that we shipped to them late last year. As a result of this acceptance, we recognized revenue of approximately $8 million in the second quarter ended June 30, 2003.

        We have sold SIMOX-SOI wafers to most of the world's leading commercial semiconductor manufacturers and foundries, including Advanced Micro Devices, Fujitsu, Hewlett Packard, Honeywell, IBM, Intel, Mitsubishi Electric, Motorola, National Semiconductor, NEC, Philips, Samsung, Sharp, Texas Instruments, Toshiba, TSMC and UMC. In addition to semiconductor manufacturers, we also sell small quantities of SIMOX-SOI wafers to the world's largest wafer manufacturers, including Komatsu, MEMC Electronic Materials, Inc. ("MEMC"), Nippon Steel, SEH and SUMCO. We have also sold SIMOX implanters to IBM, Sumitomo Mitsubishi Silicon Corporation ("SUMCO") and Shanghai Simgui ("Simgui").

        We believe that strategic alliances with existing and potential customers will continue to play an important role in developing a worldwide commercial market for our SIMOX-SOI wafers and implanters. We currently have alliances or agreements with IBM, MEMC, SUMCO and two other major silicon wafer manufacturers.

        We were incorporated in Massachusetts in October 1987 and commenced operations in January 1988. Our executive offices are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923 and our telephone number is (978) 777-4247. Our web site is located at www.ibis.com. We have not incorporated by reference into this prospectus the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. Unless the context otherwise requires, the terms "Ibis," "we," "us" and "our" refer to Ibis Technology Corporation.

RISK FACTORS

        Investing in our securities involves risk. Please see the risk factors below and as described in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003, which are incorporated by reference in this prospectus and the other risk factors and other information that may be contained in, or incorporated by reference from, other filings we make with the Securities and Exchange Commission. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

The Commercial Market for SIMOX-SOI Technology is Still Developing and May Never Fully Develop.

        The sources of our revenue have shifted from primarily research and development contracts and sales of SIMOX-SOI wafers for military applications to primarily sales of SIMOX-SOI wafers for commercial applications and sales and support of oxygen implantation equipment. To date, most customers who have purchased our SIMOX-SOI wafers in the commercial field have done so for the purpose of characterizing and evaluating the wafers and developing prototypes. We are aware of only a few commercial manufacturers that are using SIMOX-SOI wafers in low volume production for a limited number of products. The performance advantages of SIMOX-SOI wafers may never be realized commercially and a commercial market for SIMOX-SOI wafers may never fully develop. The failure of major semiconductor manufacturers to adopt SIMOX-SOI technology would adversely affect, and may prevent, the widespread adoption of this technology by others.

We Rely Heavily on Sales to Certain Significant Customers, Which May Vary Significantly From Quarter to Quarter Causing Our Operating Results to Fluctuate.

        We derive a large portion of our sales of both wafers and wafer manufacturing equipment from certain significant customers. The following table sets forth, in thousands of dollars, the amount of revenue derived from our significant customers, as well as the percent of our revenue represented by these customers' purchases:

	Fiscal Year Ending December 31,						Six Months Ending June 30,
	2000		2001		2002		2002		2003
Customer
	Dollars	%	Dollars	%	Dollars	%	Dollars	%	Dollars	%
IBM	$5,725	40%	$806	11%	$4,632	33%	$1,623	47%	$12,140	92%
SUMCO	1,045	7%	1,288	17%	172	1%	115	3%	129	1%
Bookham	5,604	39%	2,097	28%	947	7%	514	15%	85	1%
Simgui	—	—	—	—	5,555	40%	9	—	450	3%

        Revenues from IBM in 2000 and 2003 resulted primarily from the sale of oxygen implanters at sale prices of approximately $4,000,000 and $8,000,000, respectively. Revenues from Simgui in 2002 also represent the sale of an Ibis 1000 oxygen implanter and certain parts. Ibis expects that we will continue to rely on a relatively small number of customers as sources of revenue in the foreseeable future. The loss of one or more of these major customers and our failure to obtain other sources of revenue would have a material adverse impact on our business. In addition, any downturn in these customers' business or the industry in which these customers operate could result in a significant decrease in sales of our products to these customers, which would have an adverse effect on our business.

We Have Significant Losses and May Never Be Able to Sustain Profitability.

        We experienced net losses of $1,501,867, $9,594,919, $14,096,179, $7,814,402 and $3,060,327 in the years ended 2000, 2001, 2002, and for the six months ended June 30, 2002 and 2003, respectively. As of June 30, 2003, we had an accumulated deficit of $43,482,152. Net losses may continue for the foreseeable future. Although we have had profitable operating results from time to time, we may not be able to achieve sustained profitability.

We May Need Substantial Additional Capital in the Future.

        We expect that our existing capital resources together with anticipated wafer and implanter sales would enable us to maintain currently planned operations for at least the next twelve months from the date of this filing. However, this expectation is based on our current operating forecast which may change. We intend to continue to invest in facilities and state-of-the-art equipment in order to increase our research, development and manufacturing capabilities. Changes in technology or operating plans and forecasts may require us to raise substantial additional capital in the future. We have previously financed our working capital requirements through:

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  equity financings, including warrant and option exercises;

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  equipment lines of credit;

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  a working capital line of credit;

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  a term loan;

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  sale-leaseback arrangements;

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  collaborative relationships;

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  wafer product and equipment sales; and

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  government contracts.

        We may not be able to raise any required additional funds on a timely basis, on terms favorable to us, or at all. If future financing is not available or is not available on a timely basis or on acceptable terms, we may not be able to fund our future needs, which would seriously harm our business and results of operations. In addition, if we raise additional funds through the sale of equity or convertible debt securities, the value of our stock outstanding may be diluted. We may also have to issue securities that have rights, preferences and privileges senior to our common stock.

We Expect Our Quarterly Revenue and Operating Results to Fluctuate Significantly.

        We anticipate that our revenue and operating results are likely to vary significantly from quarter to quarter in the future, and it is likely that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock will likely decrease. Customers in the semiconductor industry tend to order large quantities of wafers on an irregular basis. This means that customers who account for a significant portion of our net revenue in one quarter may not place any orders in the succeeding quarter or quarters. These ordering patterns may result in significant quarterly fluctuations in our revenue and operating results. In addition, because we do not sell implanters on a regular basis, the recognition of revenue from the sale of even one implanter is likely to result in a significant increase in the revenue for that quarter. A number of other factors, many of which are discussed in more detail in other risk factors, may also cause variations in our results of operations, including:

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  cancellations of orders and shipment delays and rescheduling;

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  our wafer manufacturing capacity and yields;

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  new product introductions, which often result in a mismatching of research and development expenses and recognition of revenue;

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  the success of our marketing alliances; and

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  economic conditions and capital spending in the semiconductor industry and in other industries in which our customers operate.

        A high percentage of our expenses are essentially fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed. Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance.

Competitors and Competing Technologies May Render Some or All of Our Products or Future Products Noncompetitive or Obsolete; Potential Material Write-down for Impaired or Obsolete Assets.

        The semiconductor industry is highly competitive and has been characterized by rapid and significant technological advances. A number of established semiconductor and materials manufacturers, including certain of our customers, have expended significant resources in developing improved wafer substrates. Our competitors or others, many of which have substantially greater financial, technical and other resources than we do, may succeed in developing technologies and products that are equal to or more effective than any which we are developing, which could render our technology obsolete or noncompetitive. In addition to competition from other manufacturers of SIMOX-SOI wafers, we face competition from manufacturers using bulk silicon and epitaxial wafer technology, compound materials technology such as silicon-germanium, gallium-arsenide and indium phosphide and SOI technology other than SIMOX technology. Although we believe that SIMOX-SOI wafers offer integrated circuit performance advantages, semiconductor manufacturers may develop improvements to existing bulk silicon, epitaxial or strained silicon wafer technology, and competing compound materials or SOI technologies may be more successfully developed, which would eliminate or diminish the performance advantages of SIMOX-SOI wafers. Also, if semiconductor manufacturers fail to adopt SIMOX technology during the current process cycle (such cycles typically last two to three years) or transition to the 300 mm wafer size sooner than we anticipate, our 200 mm and smaller wafer production line may become obsolete and we would be required to reduce our income by an impairment loss which could be material. Although we are aware of only one other company manufacturing oxygen implant equipment, other major semiconductor implant equipment manufacturers could develop a less expensive oxygen implanter with superior technology. Our ability to compete with other manufacturers of semiconductor implanters, SIMOX wafers and manufacturers of competing SOI wafers, as well as with bulk silicon, epitaxial, strained silicon and compound materials wafer manufacturers, will depend on numerous factors within and outside our control, including:

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  the success and timing of our product introductions and those of our competitors;

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  product distribution;

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  customer support;

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  sufficiency of funding available to us; and

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  the price, quality and performance of competing products and technologies.

We Must Continually Improve Existing Products, Design and Sell New Products and Manage the Costs of Research and Development in Order to Compete Effectively.

        The semiconductor industry is characterized by rapid technological change, evolving industry standards and continuous improvements in products and required customer specifications. Due to the constant changes in our markets, our future success depends on our ability to improve our manufacturing processes, improve existing products and develop new products. For example, our oxygen implanters must remain competitive on the basis of cost of ownership, process performance and evolving customer needs. To remain competitive we must continually introduce oxygen implanters with higher capacity, better production yields and the ability to process larger wafer sizes.

        The commercialization of new products involves substantial expenditures in research and development, production and marketing. We may be unable to successfully design or manufacture these new products and may have difficulty penetrating new markets. Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business may be materially and adversely affected if:

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  we are unable to improve our existing products on a timely basis;

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  our new products are not introduced on a timely basis;

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  we incur budget overruns or delays in our research and development efforts; or

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  our new products experience reliability or quality problems.

Our SIMOX-SOI Wafer Products are Difficult to Manufacture and Small Manufacturing Defects Can Adversely Affect Our Customers' and Our Own Production Yields and Our Operating Results.

        The manufacture of our SIMOX-SOI wafers is a highly complex and precise process. SIMOX-SOI wafer production requires a tightly controlled, clean environment. Very small impurities in our manufacturing materials or process, contamination of the manufacturing environment and/or equipment failures can cause wafers to be rejected, can adversely affect our customers' manufacturing yields of their integrated circuits or can cause shipping delays. Our customers or we may experience problems in achieving an acceptable yield in the manufacture of SIMOX-SOI wafers, and the risk of encountering difficulties increases as we transition to new manufacturing methods or more exacting customer specifications. In the past, we have experienced difficulties in meeting evolving customer specifications which have led to delayed SIMOX-SOI wafer shipments and/or increased production costs.

The Customer Qualification Process for Our Wafer Products is Complex and Lengthy.

        Our customers expend significant efforts in evaluating and qualifying our wafer products before they place significant orders with us. To date, commercial shipments of our wafers have been used principally for evaluation purposes or pilot production in products by our customers. The time to develop an integrated circuit on SIMOX-SOI is lengthy, sometimes taking twelve to thirty-six months. The cycle typically goes from initial sampling of SIMOX-SOI wafers to more intensive sampling, the manufacture of prototype integrated circuits, circuit process modifications, yield optimization, pilot production and finally, production. This is a normal cycle in the semiconductor industry for any new advanced material such as Ibis' SIMOX-SOI. Even after this lengthy qualification process, customers may not purchase our products in substantial amounts, or at all. This lengthy sales cycle, as well as the practice of semiconductor manufacturers to place sporadic orders, may cause our revenue and operating results to vary significantly and unexpectedly from period to period.

The Manufacturing and Customer Qualification Process for Our Implanters is Complex, Lengthy and Costly.

        In the semiconductor industry customers regularly require equipment manufacturers to qualify the equipment at the customer's site. The time required to customer qualify an implanter at a customer's site is very difficult to predict because the qualification process for each of our implanters is complex, lengthy and costly. The manufacturing and qualification process for each implanter requires us to construct and customer qualify the machine at our premises, disassemble the machine for transportation, and reassemble and requalify it at the customer's premises. During this qualification period, we invest significant resources and dedicate substantial production and technical personnel to achieve acceptance of the implanter. Each customer will not accept the implanter until it has successfully produced wafers to exact specifications at the customer's premises. Even very small differences in the customer's environment or initially imperceptible changes that may occur to the implanter during the transportation to and reassembly of the implanter at the customer's site can cause a large percentage of wafers produced by the implanter to be rejected, which would delay the acceptance of the implanter by the customer. Historically, we have experienced delays in achieving customer acceptance. Delays or difficulties in our manufacturing and qualification process could increase manufacturing and warranty costs and adversely affect our relationships with our customers. In addition, because we do not recognize revenue on the sale of an implanter until it is delivered and qualified by the customer, any delay in qualification would result in a delay in our ability to recognize revenue from the sale. Historically it takes approximately nine months to build, ship and obtain customer acceptance of our implanters.

We Have Only Received Orders for a Small Quantity of Our Oxygen Implanter Equipment.

        Since we began selling implanters in 1996, we have only sold a total of eight Ibis 1000 oxygen implanters at an average sale price of approximately $4,000,000 each and one i2000 oxygen implanter at a selling price of approximately $8,000,000. The sale of one implanter would generally represent a substantial portion of our annual revenue. Accordingly, the delay in the manufacture or delivery of even one unit would have a material adverse effect on our quarterly or annual results of operations.

Our Implanters and Associated Technology are Subject to Export Regulations, Which Could Prevent or Delay the Sale of Such Products in Foreign Countries.

        Certain technologies associated with our implanters are subject to export regulations administered by the U.S. Department of Commerce. Accordingly, we may be required to secure U.S. export licenses with respect to sales of implanters or transfers of technologies to end users in certain foreign countries. This requirement could result in significant delays in, or the prevention of, sales of implanters or transfers of technology or other such technical data to customers in certain foreign countries. For example, the sale of an Ibis 1000 implanter and the corresponding transfer of technology to Simgui required an export license which took approximately one year to secure. There can be no assurance that if necessary, we will be able to secure such licenses in the future in a timely manner, or at all.

The Loss of Key Members of Our Scientific and Management Staff Could Delay and May Prevent the Achievement of Our Research, Development and Business Objectives.

        Our Chief Executive Officer, Martin J. Reid, and other current officers and key members of our scientific staff are responsible for areas such as product development and improvements, and process improvements research, which are important to our specialized scientific business. The loss of, and failure to promptly replace, any member of this group could significantly delay and may prevent the achievement of our research, development and business objectives. While we have entered into an employment agreement with our Chief Executive Officer, under certain circumstances he may be able to terminate his employment with us. Furthermore, although our employees are subject to certain confidentiality and non-competition obligations, our key personnel may terminate their employment at any time and may become employed by a competitor.

We May Not Be Able to Successfully Produce Our Products on a Large-Scale.

        We have limited manufacturing experience and have only manufactured limited quantities of SIMOX-SOI wafers and Ibis 1000 and i2000 oxygen implanters for low volume production. To be successful, our products must be manufactured in commercial quantities, at acceptable costs. We may not be able to make the transition to high volume commercial production successfully. Future production in commercial quantities may create technical and financial challenges for us. We currently have eight Ibis 1000 oxygen implanters, two of which are owned by a customer, available for the production of wafers. One additional Ibis 1000 implanter is used for internal research and development and one implanter is held in inventory for sale. In addition, we have two i2000 implanters producing 300 mm wafers for sale and one other i2000 implanter under construction. Any difficulty or delay in constructing additional implanters, if needed, could have a material adverse effect on our business.

We May Not Be Able to Use All of Our Existing or Future Manufacturing Capacity at a Profitable Level.

        We have spent large amounts of money to upgrade and increase our wafer fabrication, assembly and test manufacturing capacity. Because a significant portion of our expenses is fixed, if we end up not needing this capacity and capability for any of a variety of reasons, including inadequate demand or a significant shift in the mix of product orders making our existing capacity and capability inadequate or in excess of our actual needs, our fixed costs per wafer produced will increase, which would adversely affect us. At times we may also have the capacity to produce more oxygen implantation machines than we have orders for at such times. During such idle time we would continue to be responsible for the fixed costs for maintaining personnel and space for such production, which could have a material adverse effect on our business.

We May Not Successfully Form or Maintain Desirable Strategic Alliances.

        We believe we will need to form or maintain alliances with strategic partners for the manufacturing, marketing and distribution of our products. We may enter into these strategic alliances to satisfy customer demand and to address possible customer concerns regarding our being a sole source supplier. The limited number of reliable sources of supply other than Ibis may adversely affect or delay the integration of SIMOX-SOI wafers in mainstream commercial applications. We currently have strategic relationships with IBM, SUMCO, MEMC and two other major silicon wafer manufacturers. We may not be successful in maintaining such alliances or in forming and maintaining other alliances, including satisfying our contractual obligations with our strategic partners, and our partners may not devote adequate resources to manufacture, market and distribute these products successfully or may attempt to compete with us.

We May Have Difficulty Obtaining the Materials and Components Needed to Produce Our Products.

        Pursuant to an agreement that we entered into with MEMC in 2001, MEMC is the primary supplier to us of silicon substrate material. If MEMC is not able to meet our demand for silicon wafers, and we are unable to obtain substitute wafers from other vendors, we could experience SIMOX-SOI wafer production delays. Any shortages in the availability of silicon wafers or a significant increase in the price of silicon wafers could have a material adverse effect on our business. We manufacture our oxygen implanters from standard components and from components manufactured in-house or by other vendors according to our design specifications. Although we have not experienced any significant production delays due to the unavailability of or delay in obtaining our component parts or raw materials to date, a disruption or termination of certain of our vendors may occur. Any such disruption or termination could have a material adverse effect on our business.

We May Not Be Able to Protect Our Patents and Proprietary Technology.

        Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technology. Although we have been awarded or have filed applications for a number of patents in the U.S. and foreign countries, those patents may not provide meaningful protection, or pending patents may not be issued. Our competitors in both the U.S. and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make and sell our products or intentionally infringe on our patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to us. In addition, there is an inherent unpredictability regarding obtaining and enforcing patents. An adverse outcome in the defense of a patent suit could:

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  subject us to significant liabilities to third parties;

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  require disputed rights to be licensed from third parties; or

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  require us to cease selling our products.

        We also rely in large part on unpatented proprietary technology and others, including strategic partners, may independently develop the same or similar technology or otherwise obtain access to our proprietary technology. To protect our rights in these areas, we currently require all of our employees to enter into confidentiality agreements. However, these agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

        Others may claim that our technology infringes on their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend and may divert management's attention and resources. If successful, they could also require us to enter into costly royalty or licensing agreements. A successful claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

If We Do Not Comply With All Applicable Environmental Regulations, We Could be Subject to Fines and Other Sanctions.

        We are subject to a variety of federal, state and local environmental regulations related to the storage, treatment, discharge or disposal of chemicals used in our operations and exposure of our personnel to occupational hazards. Although we believe that we have all permits necessary to conduct our business, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production or a cessation of operations. Our future activities may result in our being subject to additional regulations. Such regulations could require us to acquire significant equipment or to incur other substantial expenses to comply with regulations. Our failure to control the use of, or to restrict adequately the discharge of, hazardous substances or properly control other occupational hazards could subject us to substantial financial liabilities.

Our Stock Price is Highly Volatile.

        The market prices for securities of high tech companies have been volatile. This volatility has significantly affected the market prices for these securities for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price for our common stock has fluctuated significantly. Since January 1, 2001, our stock price has fluctuated from a high of $36.75 to a low of $3.15. It is likely that the market price of our stock will continue to fluctuate in the future. Events or factors that may have a significant impact on our business and on the market price of our common stock include the following:

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  quarterly fluctuations in operating results;

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  difficulty in forecasting future results;

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  announcements by us or our present or potential competitors;

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  technological innovations or new commercial products or services by us or our competitors;

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  the timing of receipt of orders from major customers;

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  product mix;

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  product obsolescence;

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  shifts in customer demand;

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  our ability to manufacture and ship products on a cost-effective and timely basis;

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  market acceptance of new and enhanced versions of our products or implanters;

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  the evolving and unpredictable nature of the markets for the products incorporating our SIMOX-SOI wafers;

  •
  the amount of research and development expenses associated with new or enhanced products or implanters;

  •
  the cyclical nature of the semiconductor industry; and

  •
  general market conditions.

Future Issuances of Preferred Stock may Diminish the Rights of our Common Stockholders.

        Our board of directors has the authority to approve the issue of up to 2,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

Anti-takeover Provisions in our Charter and Bylaws and Provisions of Massachusetts Llaw could make a Third-party Acquisition of us Difficult.

        Our restated articles of organization, as amended, and restated bylaws and the Massachusetts Business Corporation Law contain certain provisions that may make a third-party acquisition of us difficult, including:

  •
  a classified board of directors, with three classes of directors each serving a staggered three-year term;

  •
  the ability of the board of directors to issue preferred stock;

  •
  a 75% super-majority shareholder vote to amend certain provisions of our articles of organization and bylaws; and

  •
  the requirement under Massachusetts law that any stockholder action by written consent be unanimous.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        The prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents we have incorporated by reference, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. These important factors include the factors we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference. We do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

        Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

  •
  to reduce outstanding indebtedness;

  •
  to finance our growth;

  •
  to develop our products;

  •
  for capital expenditures made in the ordinary course of business; and

  •
  for acquisitions of businesses, products and technologies that complement or expand our business.

        We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

DESCRIPTION OF COMMON STOCK

        The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our charter and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The Massachusetts Business Corporation Law may also affect the terms of our common stock.

        Under our charter, our authorized capital stock consists of 50,000,000 shares of common stock, $0.008 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share. As of August 26, 2003, we had 9,521,856 shares of common stock outstanding and no shares of preferred stock outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

        Voting.    For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are up for election in a particular year.

        Dividends.    If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. Although no shares of preferred stock are outstanding currently, this dividend right is subject to any preferential dividend rights we may grant to persons who may hold preferred stock in the future.

        Liquidation and Dissolution.    If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

        Other Rights and Restrictions.    Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the holders of any outstanding series of preferred stock that may be issued in the future. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

        Listing.    Our common stock is listed on the Nasdaq National Market.

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co., New York, New York.

Certain Effects of Authorized but Unissued Stock

        We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on the capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Massachusetts Law And Charter And By-Law Provisions

        Staggered Board of Directors.    Our charter provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Our charter also provides that directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares of our capital stock outstanding and entitled to vote. The classification of our board of directors and the limitations on the removal of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. Our by-laws require the affirmative vote of the holders of at least 75% of our outstanding voting securities to amend or repeal the provision relating to the division of our board of directors into three classes.

        Limitation of Liability; Indemnification.    Our charter contains provisions permitted under the Massachusetts Business Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the Massachusetts Business Corporation Law. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

        Stockholder Action; Special Meeting of Stockholders.    Our charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders. In addition, our by-laws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or our president, or by the Clerk upon written application of one or more stockholders entitled to vote and who hold at least 40% in interest of the capital stock entitled to vote at the meeting.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

PLAN OF DISTRIBUTION

        Any of the shares being offered under this prospectus may be sold in any one or more of the following ways from time to time:

  •
  through agents,

  •
  to or through underwriters,

  •
  through dealers, and

  •
  directly by us to purchasers.

        The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Offers to purchase shares may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the shares under this prospectus will be named, and any commissions payable by us to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the shares so offered and sold.

        If shares are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the shares. If underwriters are used in the sale of any shares in connection with this prospectus, those shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of shares, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these shares will be obligated to purchase all such shares if any are purchased.

        We may grant to the underwriters options to purchase additional shares, to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If we grant any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these shares.

        If a dealer is utilized in the sale of the shares in respect of which this prospectus is delivered, we will sell these shares to the dealer as principal. The dealer may then resell such shares to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the shares so offered and sold. The name of the dealer and the terms of transaction will be set forth in the prospectus supplement relating to those offers and sales.

        Offers to purchase shares may be solicited directly by us and those sales may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those shares. The terms of any sales of this type will be described in the prospectus supplement.

        If so indicated in a related prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase shares from us at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of shares pursuant to delayed delivery contracts accepted by us.

        Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

        Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us in the ordinary course of our business.

LEGAL MATTERS

        Certain legal matters in connection with the legality of the common stock offered hereby will be passed upon for us by Gadsby Hannah LLP, Boston, Massachusetts.

EXPERTS

        KPMG LLP, independent auditors, have audited our consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:

Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

and you may also obtain copies of these materials by mail from the Public Reference Section of the SEC at:

450 Fifth Street, N.W.
Washington, D.C. 20549

at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC also maintains a web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

  (1)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (2)
  Our Definitive Proxy Statement filed on April 2, 2003;

  (3)
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

  (4)
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

  (5)
  Our Amendment to Statement of Acquisition of Beneficial Ownership by Individuals filed with the SEC on February 10, 2003;

  (6)
  All our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement;

  (7)
  The description of our common stock contained in our registration statement on Form 8A, filed on May 6, 1994, including any amendments or reports filed for the purpose of updating such description.

        Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

        We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 32 Cherry Hill Drive, Danvers, Massachusetts 01923, (978) 777-4247, Attention: Investor Relations.

        You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Ibis Technology Corporation. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,409.28
Transfer agent's, trustee's and depository's fees and expenses	—
Printing and engraving expenses	5,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	30,000.00
Miscellaneous	3,590,72

Total expenses	$90,000.00

Indemnification of Directors and Officers.

        The Company's Restated Articles of Organization and its Restated By-Laws provide for indemnification of all persons permitted by the Massachusetts Business Corporation Law to the maximum extent permitted thereby. In addition, the Company's Restated Articles of Organization limit the liability of directors to the maximum extent permitted by the Massachusetts Business Corporation Law. Massachusetts law permits a corporation's articles of organization to provide that the directors of a Massachusetts corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or for certain loans to officers and directors of the corporation that are not repaid, as provided in Section 61 and Section 62, respectively, of the Massachusetts Business Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.

        The indemnification provisions relating to officers and directors of the Company are as follows:

        Article 6B of the Company's Amended and Restated Charter provides as follows:

B. LIMITATION OF LIABILITY OF DIRECTORS

        No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

        The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective, provided, however, that neither any provision of this Article nor the adoption of this Article shall affect the effectiveness of any predecessor provision of these Restated Articles of Organization pertaining to the elimination or limitation of the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring prior to such amendment or repeal.

        If the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporation action to further eliminate or limit such liability, then the liability of the directors of this Corporation shall, without any further action of the Board of Directors or the stockholders of this Corporation, be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

ARTICLE V, Section 9 of the Company's Restated By-Laws provides as follows:

        (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner or trustee of another corporation, including, without limitation, any corporation or other entity of which a majority of any class of equity security is owned directly or indirectly, by the Corporation (a "Subsidiary") or any Affiliate of the Corporation as such term is defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent, partner or trustee or in any other capacity while serving as a director, officer, employee, agent, partner or trustee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Massachusetts Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitations, attorneys fees, judgments, fines, ERISA excise taxes or penalties, costs of investigation and preparation of defense and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, expect as provided in Section (c) hereof with respect to proceedings to enforce rights of indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        (b) ADVANCE OF EXPENSES. The right to indemnification conferred in Section (a) of this Section 9 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 9 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections (a) and (b) of this Section 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        (c) RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section (a) or (b) of this Section 9 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Massachusetts Business Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Massachusetts Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 9 or otherwise shall be on the Corporation.

        (d) RIGHTS NOT EXCLUSIVE. The rights to indemnification and to the advancement of expenses conferred in this Section 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Articles of Organization, these By-Laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

        (e) INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any Subsidiary or Affiliate or any employee benefit plan, against any expense, liability or loss, whether or not the Corporation would have the power to indemnity such person against expense, liability or loss under the Massachusetts Business Corporation Law. The Corporation's obligation to provide indemnification under this Section 9 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

        (f) EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or any Subsidiary or Affiliate to the fullest extent of the provisions of this Section 9 with respect to the indemnification of the advancement of expenses to directors and officers of the Corporation.

        (g) AGREEMENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, enter into agreements with any director, officer, employee or agent of the Corporation or any Subsidiary or Affiliate to the fullest extent of the provisions of this Section 9 with respect to the indemnification of and advancement of expenses to such person

        (h) AMENDMENT. Without the consent of a person entitled to the indemnification and other rights provided in this Section 9 (unless otherwise required by the Massachusetts Business Corporation Law), no amendment modifying or terminating such rights shall adversely affect such person's rights under this Section 9 with respect to the period prior to such amendment.

        (i) SAVINGS CLAUSE. If this Section 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnity each indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Section 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

        The Company has obtained insurance which insures the officers and directors of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such officers and directors.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference
3.1	Restated Articles of Organization of Company (Filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 and incorporated herein by reference)
3.2	Restated Bylaws of Company
4.1	Article 4 of the Form of Restated Articles of Organization (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174)
4.2	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174)
5.1	Opinion of Gadsby Hannah LLP
23.1	Consent of KPMG LLP
23.2	Consent of Gadsby Hannah LLP, included in Exhibit 5.1 filed herewith
24.1	Power of Attorney (included on signature page)

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Danvers, Commonwealth of Massachusetts, on October 2, 2003.

IBIS TECHNOLOGY CORPORATION
By:	/s/ MARTIN J. REID Martin J. Reid President, Chief Executive Office, Chairman and Director

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Ibis Technology Corporation, hereby severally constitute and appoint Martin J. Reid, Debra L. Nelson, and Lawrence H. Gennari and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Ibis Technology Corporation. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

IBIS TECHNOLOGY CORPORATION
By:	/s/ MARTIN J. REID Martin J. Reid President

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated and on the dates indicated.

	Signatures	Title	Date

By:	/s/ MARTIN J. REID Martin J. Reid	President, Chief Executive Officer and Chairman (principal executive officer) and Director	October 2, 2003
By:	/s/ DEBRA L. NELSON Debra L. Nelson	Chief Financial Officer, Treasurer, Clerk, (principal financial and accounting officer)	October 2, 2003
By:	/s/ DIMITRI A. ANTONIADIS, PH.D. Dimitri A. Antoniadis, Ph.D.	Director	October 2, 2003
By:	/s/ ROBERT L. GABLE Robert L. Gable	Director	October 2, 2003
By:	/s/ LESLIE B. LEWIS Leslie B. Lewis	Director	October 2, 2003
By:	/s/ DONALD MCGUINNESS Donald McGuinness	Director	October 2, 2003
By:	/s/ LAMBERTO RAFFAELLI Lamberto Raffaelli	Director	October 2, 2003
By:	/s/ COSMO S. TRAPANI Cosmo S. Trapani	Director	October 2, 2003